Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP CLOSES TRUST PREFERRED OFFERING;

ANNOUNCES REDEMPTION

September 21, 2006

AMERIS BANCORP (Nasdaq: ABCB), Moultrie, Georgia, today announced that it has received $36 million in proceeds as part of a pooled trust preferred securities program. The proceeds, which are expected to qualify as Tier 1 Capital for regulatory purposes, will be used to redeem Ameris’s currently outstanding trust preferred securities and for general corporate purposes.

In connection with redeeming its existing trust preferred securities, Ameris has notified Wilmington Trust Company that it intends to prepay on September 30, 2006 all $35,567,030 aggregate principal amount of the 9.00% Subordinated Debentures due 2031 issued by Ameris in 2001 to its subsidiary, ABC Bancorp Capital Trust I. Upon the receipt of such proceeds, ABC Bancorp Capital Trust I will redeem on September 30, 2006 all 3,450,000 of its 9.00% Cumulative Trust Preferred Securities and all 106,703 of its Common Securities at a redemption price equal to the liquidation amount of each security, plus all accrued and unpaid distributions per security to the redemption date. All distributions accruing on the securities will cease to accrue on the redemption date. Wilmington Trust Company, as property trustee, has notified the holders of the redemption of such securities.

Ameris Bancorp is headquartered in Moultrie, Georgia, and has 42 locations in Georgia, Alabama and northern Florida.

Ameris Bancorp Common Stock is traded on the Nasdaq Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.